Exhibit 10.1
CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THIS AGREEMENT (INDICATED BY “[***]”) BECAUSE SUCH INFORMATION IS BOTH (A) NOT MATERIAL AND (B) IS THE TYPE THAT THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS AS PRIVATE OR CONFIDENTIAL.

ASSET PURCHASE AGREEMENT
by and between
ALTO NEUROSCIENCE, INC.
and
CHASE THERAPEUTICS CORPORATION
Dated as of May 31, 2025

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of May 31, 2025 (the “Effective Date”) is entered into by and between Alto Neuroscience, Inc., with office at 650 Castro St., Suite 450, Mountain View, CA, 94022, United States (“Alto”) and Chase Therapeutics Corporation with office at 1825 K Street NW, Suite 520, Washington, DC 20006 (the “CTC”). CTC and Alto may be individually referred to herein as a “Party” and collectively as the “Parties”.
RECITALS
Whereas, CTC has been developing two clinical stage small molecule assets, a novel combination of pramipexole and ondansetron, known as CTC-501, and a novel combination of pramipexole and aprepitant, known as CTC-413, and owns certain intellectual property rights, regulatory materials, preclinical and clinical data, and contracts related thereto;
Whereas, Alto desires to invest and dedicate funding and resources to develop and commercialize the Compounds (as defined below);
Whereas, CTC now wishes to divest the Compounds, and Alto wishes to purchase the Compounds from CTC;
Now, Therefore, in consideration of the foregoing premises and the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE 1

DEFINED TERMS
1.1    Defined Terms. The following terms have the following meanings in this Agreement:
“Accounting Standards” means the then-current version financial reporting standards followed by Alto, its Affiliate, or its sublicensee, examples of which are IFRS (International Financial Reporting Standards) and GAAP (United States generally accepted accounting principles), in each case consistently applied.
“Acquired IP” means the Acquired Patents and Acquired Know-How.
“Action” means any action, proceeding, arbitration or litigation (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate” of any particular Person means any other Person, directly or indirectly, controlling, controlled by, or under common control with, such particular Person. For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Alto Common Stock” means shares of the common stock of Alto Neuroscience, Inc, par value $0.0001.
“Alto Stock Price” means (a) for a Milestone Payment made following a timely election by CTC to receive a Milestone Payment as common stock, the Five-Day VWAP applicable to the corresponding Milestone Event and as set forth in the Achievement Notice or (b) for a payment pursuant to Section 3.2(g) that Alto elects to make as common stock, the Five-Day VWAP applicable to Milestone Event numbered 4 or Milestone Event numbered 9, as applicable.
“Applicable Law” means, with respect to any Person, any federal, provincial, state, local law, ordinance, principle of common law, code, regulation or statute applicable to such Person or such Person’s subsidiaries or to any of their respective securities, assets, properties or businesses.
“Assignment and Assumption Agreement” means the assignment and assumption agreement, dated as of the Closing Date, by and between CTC and Alto, substantially in the form attached hereto as Exhibit A.
“Business” means the business of CTC and its Affiliates, as conducted prior to the Effective Date, in each case with respect to CTC and its Affiliates, that related to the research, development, manufacture and commercialization of Compounds and Products. For clarity, assets of CTC’s Affiliates unrelated to the research, development, manufacture and commercialization of Compounds and Products are excluded from the definition of “Business”.
“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in Washington, D.C. and San Francisco, California are authorized or required to be closed.
“Claims” means all Third Party demands, claims, actions, proceedings and liability (whether criminal or civil, in contract, tort or otherwise) for losses, damages, reasonable legal costs and other reasonable expenses of any nature.
“Code” means the Internal Revenue Code of 1986, as amended, or any successor law.
“Combination Product” means a product consisting of any Product sold with one or more Other Product(s)/Service(s).
“Commercially Reasonable Efforts” means the use of [***].

“Compound” means any compound owned or controlled by CTC or its Affiliates that (a) contains or comprises pramipexole or (b) is a dopamine receptor agonist, including each of CTC-501 and CTC-413.
“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of [***], by and between CTC and Alto.
“Contract” means any written agreement, mortgage, indenture, lease (whether for real or personal property), contract or subcontract.
“CTC-413” means (a) [***], (b) [***], and (c) [***].
“CTC-413 Product” means any pharmaceutical product that contains or comprises CTC-413 [***].
“CTC-501” means (a) [***], (b) [***], and (c) [***].
“CTC-501 Product” means any pharmaceutical product that contains or comprises CTC-501 [***].
“CTC-611” means [***].
“Effective Date” has the meaning set forth in the preamble.
“EMA” means the European Medicines Agency.
“Encumbrance” means any lien, pledge, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference or restriction on transfer (except for restrictions arising under applicable securities laws) except for: (a) liens or other imperfections of title that would not be reasonably likely to, individually or in the aggregate, materially impair the ability to sell or transfer the Purchased Assets; (b) liens and encumbrances for Taxes, assessments or other government charges not yet due or which are being contested in good faith; (c) vendor’s liens not exceeding the unpaid purchase price of the encumbered asset; (d) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (e) non-exclusive licenses entered into in the ordinary course of business.
“FDA” means the United States Food and Drug Administration, or any successor agency thereto.
“First Commercial Sale” means, with respect to a Product, the first commercial sale of such Product following Regulatory Approval of such Product in the country in which such sale occurs. For clarity, “First Commercial Sale” excludes (a) sales of Product for (i) clinical study purposes, or (ii) early access programs before receipt of Regulatory Approval or similar uses, (b) sales of a Product on a named patient basis, or (c) sales of a Product by and between Alto and its Affiliates, licensees and sublicensees, or between the Parties (or their respective Affiliates, licensees or sublicensees), provided that subsequent re-sales to a Third Party will constitute a First Commercial Sale.
“Five-Day VWAP” means the volume weighted average price per share of Alto Common Stock as reported by Bloomberg and calculated during regular trading hours over the five consecutive Trading Day period ending on: (a) with respect to a Milestone Payment pursuant to an election to receive a Milestone Payment as common stock, the first Trading Day immediately following an Achievement Notice; and (b) with respect to a payment pursuant to Section 3.2(g) that Alto elects to make as common stock, the first Trading Day immediately following the applicable anniversary of the Effective Date.
“Governmental Authority” means any domestic or foreign national, provincial, state, multi-state or municipal or other local government, any subdivision, agency, commission or authority thereof, any court or tribunal or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder (including the IRS, FDA and the EMA).
“IND” means an investigational new drug application with respect to a Compound filed with the FDA for beginning clinical trials in humans, or any comparable application filed with the Regulatory Authorities of a country other than the United States prior to beginning clinical trials in humans in that country, as well as all supplements or amendments filed with respect to such filings and all correspondence from the FDA or comparable Governmental Authority relating to such IND, including FDA and EMA orphan drug designation request, breakthrough therapy designation request, rare pediatric disease designation request, and orphan drug annual reports. [***].
“Intellectual Property” means any and all intellectual property and proprietary rights in any jurisdiction throughout the world, including: (i) Patents; (ii) Know-How; (iii) trademarks; and (iv) works of authorship, copyrights and all registrations and applications for registration thereof.
“IRS” means the United States Internal Revenue Service.
“Knowledge” means (a) with regard to CTC, [***] and (b) with regard to Alto, [***].
“Know-How” means any proprietary information, including trade secrets, data, procedures, processes, composition, methods, formulae, standard operating procedures, protocols, techniques, and other technical and scientific information.
“Liabilities” shall mean debts, liabilities, duties, obligations or commitments of any nature whatsoever, whether direct or indirect, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise, whenever or however arising (including whether arising out of any Contract or in a tort claim based on negligence or strict liability).

“NDA” means a New Drug Application or supplemental New Drug Application, as defined in the U.S. Federal Food, Drug and Cosmetic Act, as amended and applicable regulations promulgated thereunder by the FDA.
“Net Sales” means, for any period, the gross amount invoiced by Alto or any of its Affiliates or sublicensees for the sale of a Product (each, a “Selling Party”), less deductions (to the extent such deductions can be documented and are not already deducted from the amount billed or invoiced, and to the extent such deductions are not otherwise recovered or reimbursed and actually allowed and attributable to the Product) for: [***] in accordance with Accounting Standards consistently applied by such Selling Party, as applicable. Any of the deductions listed above that involves a payment by a Selling Party shall be taken as a deduction in the calendar quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Product shall be deemed to be sold when the Selling Party recognizes revenue on such sale in accordance with Accounting Standards, and Net Sales shall not include transfers or dispositions of such Product for pre-clinical or clinical purposes or as samples, in each case, without charge. Net Sales exclude sales between or among Alto, its Affiliates, or sublicensees, unless such purchaser is an end user, but include the subsequent re-sales to a Third Party. In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of any deductions). Notwithstanding anything to the contrary in this definition, to the extent any amounts deducted pursuant to this definition are subsequently recovered by or reimbursed to any Selling Party, such recovered amounts shall be deemed “Net Sales” for the relevant subsequent calendar quarter in which such amounts are actually recovered or reimbursed to the applicable Selling Party. In the case of any sale of Products for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated by using the average per unit Net Sales price for all arm’s length transactions during the relevant calendar quarter (or if no such transactions occurred during such calendar quarter, then the most recent calendar quarter) or if none, then as determined in the relevant period by mutual good faith agreement of the Parties.
If a Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Product, if sold separately in such country, and B is the average invoice price in such country of such Other Product(s)/Service(s), if sold separately in such country. If either such Product or such Other Product(s)/Service(s) is not sold separately in a particular country, the Parties shall negotiate in good faith a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, the Product, on the one hand, and such Other Product(s)/Service(s), collectively, on the other hand; provided that if, notwithstanding such good faith negotiation, the Parties are unable to agree on an adjustment to Net Sales in such country within [***] days after a request by a Party that they negotiate such an adjustment, then the adjustment to Net Sales shall be determined by a Third Party valuator to reasonably reflect the fair market value of the contribution of the Product to the Combination Product, the costs of which valuator shall be borne by Alto. [***].

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements shall be allocated [***], if such basis cannot be determined, in accordance with Alto’s, or its Affiliates’ existing allocation method [***] provided that any such allocation shall be done in accordance with applicable law, including any price reporting laws, rules and regulations. Alto’s or any of its Affiliates’ transfer of any Product to an Affiliate shall not result in any Net Sales, unless such Affiliate is an end user or consumer of such Product.
“Other Product(s)/Service(s)” means a product or service other than a Product, for example, a diagnostic or biomarker test or service or another pharmaceutical product or service.
[***].
“Patent Assignment Agreement” means the assignment agreement, dated as of the Closing Date, by and between CTC and Alto, substantially in the form attached hereto as Exhibit B.
“Patents” means any and all (i) patents, (ii) patent applications, including all provisional and non-provisional applications, foreign patent applications, patent cooperation treaty (PCT) applications, substitutions, continuations, continuations-in-part, divisions and renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, re-examinations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or equivalents thereof such as patent term extensions, (iv) inventors’ certificates or letters patent, (v) utility models, (vi) designs, or (vii) any other substantially equivalent form of government-issued right substantially similar to any of the foregoing described in subsections (i)–(vii) above.
“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or any other entity or Governmental Authority.
[***].
[***].
[***].
[***].
“Product” means any pharmaceutical product that contains or comprises a Compound as an active ingredient, whether alone or in combination with other active ingredients, in any form, presentation, dosage, or formulation, and for any mode of administration. [***].
“Purchase Price” means the Upfront Payment and the Milestone Payments payable in connection with the achievement of a Milestone Event, if any.

“Regulatory Application” means (a) the single application or set of applications for clinical investigation, approval and/or pre-market approval to conduct human clinical trials or manufacture and sell commercially a pharmaceutical therapeutic product submitted to the FDA including IND exemptions and any related registrations with or notifications to the FDA, and (b) any foreign equivalents to such applications filed with any other national or supranational Governmental Authority, and (c) all supplements and amendments that may be filed with respect to any of the foregoing.
“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority that are necessary to market and sell a particular Product in a particular jurisdiction.
“Regulatory Authority” means the FDA, and any health regulatory authority in any country in that is a counterpart to the FDA and holds responsibility for granting regulatory marketing approval for a Product in such country, and any successor(s) thereto.
“Regulatory Materials” means any filings, submissions, applications, data, Governmental Authority meeting briefing packages, summaries, reports or correspondence, including clinical data that has not yet been finalized in a clinical study report, clinical study reports, statistical analyses, investigator brochures, orphan drug designation requests, breakthrough designation requests, pediatric disease designation requests, dossiers, manufacturing data, drug master files, inspection reports, adverse event files and complaint files and correspondence, between CTC or its Affiliates and any Governmental Authority, including any INDs, Regulatory Applications and Regulatory Approvals.
“Related Documents” means (a) the Assignment and Assumption Agreement and (b) the Patent Assignment Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Tax” means any tax of any kind whatsoever (including any income tax, franchise tax, branch profits tax, capital gains tax, value-added tax, unclaimed property, escheat, sales tax, use tax, property tax, transfer tax, payroll tax, social security tax or withholding tax), and any related fine, penalty, interest, or addition to tax with respect thereto, imposed, assessed or collected by or under the authority of any Governmental Authority.
“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information (whether in tangible, electronic or other form), including any amendments, schedules attachments, supplements, appendices and exhibits thereto, filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment, of any Tax.
“Third Party” means any Person other than CTC, Alto or an Affiliate of either Party.
“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which Alto Common Stock is listed or quoted for trading on the date in question: the NYSE American, The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).
“Transactions” means the transactions contemplated by this Agreement and the Related Documents.
“United States” means the United States of America, including its territories and possessions.
Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 1.1 have the meanings assigned to such terms in this Agreement.
1.2    Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference is to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein are deemed in each case to be followed by the words “without limitation.” Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement; and (d) any reference to “dollars” or “$” means U.S. dollars.
ARTICLE 2

PURCHASED ASSETS
2.1    Purchase and Sale. Subject to the terms and subject to the conditions of this Agreement, CTC hereby sells, transfers, conveys, assigns and delivers, or causes to be sold, transferred, conveyed, assigned and delivered, to Alto, and Alto hereby purchases from CTC, all of CTC’s and its Affiliates’ right, title and interest in and to all of the following assets free and clear of all Encumbrances (collectively, the “Purchased Assets”):
(a)    all Patents covering or otherwise related to Compounds or Products that (i) are owned or controlled by CTC or its Affiliates on the Effective Date, and (ii) are necessary or reasonably useful to develop, have developed, make, have made, use, offer for sale, sell, import, export and exploit the Compounds and Products, including those Patents set forth on Schedule 2.1(a) (the “Acquired Patents”);
(b)    all Know-How related to Compounds or Products that (i) is owned or controlled by CTC or its Affiliates on the Effective Date, and (ii) is necessary or reasonably useful to develop, have developed, make, have made, use, offer for sale, sell, import, export and exploit the Compounds and Products, including raw data from development activities for the

Compound and Product prior to the Effective Date and the Know-How set forth on Schedule 2.1(b) (the “Acquired Know-How”);
(c)    all moral and economic rights of authors and inventors with respect to Compounds and Products, however denominated, throughout the world;
(d)    all Contracts listed on Schedule 2.1(d) (the “Assigned Contracts”);
(e)    the Regulatory Materials that are in the possession or under the control of CTC or its Affiliates that relate to Compounds or Products;
(f)    the right to enforce and to represent to third parties that Alto is the successor to all of CTC’s and its Affiliates’ rights with respect to the Acquired IP;
(g)    all originals and copies of all files and assignment documentation pertaining to existence, validity, availability, registrability, infringement, enforcement or ownership of any of the Acquired IP and documentation of the development, conception or reduction to practice thereof, in each case, under CTC’s or any of its Affiliates’ possession or control, and all of CTC’s and its Affiliates’ rights, claims or causes of action under any invention assignment agreements and similar Contracts to the extent related to Compounds, provided that CTC may retain copies thereof solely for legal record-keeping purposes and subject to the confidentiality obligations set forth in Section 8.2;
(h)    the records and files created or acquired that relate to Compounds and Products in the possession of CTC or its Affiliates (including copies of records or files not separable from documents or databases that do not relate primarily to Compounds or Products), including (i) supplier and vendor lists, and (ii) clinical study materials;
(i)    all rights to receive mail and other correspondences and communications (including electronic mail) addressed to CTC or its Affiliates relating primarily to Compounds (including any such mail and other correspondence and communications (including electronic mail) from the FDA or any other Governmental Authority, customers, advertisers, suppliers, distributors, agents and others and payments with respect to Compounds);
(j)    all of CTC’s and its Affiliates’ rights, claims or causes of action against Third Parties relating to the assets, properties, business or operations of CTC or its Affiliates with respect to the Business, the Purchased Assets and the Assumed Liabilities (including all guaranties, warranties, indemnities and similar rights in favor of CTC or any their Affiliates to the extent solely related to the Purchased Assets or the Assumed Liabilities), in each case, whether arising by way of counterclaim or otherwise, and whether arising out of transactions occurring prior to, on or after the Closing Date, except for such rights, claims and causes of related to the Excluded Assets or Excluded Liabilities; and
(k)    all goodwill associated with any of the Purchased Assets or the assets described in the foregoing clauses.

2.2    Excluded Assets. For clarity, CTC shall retain and not sell, transfer, convey, assign, or deliver, and Alto shall not purchase, acquire, or have any ownership claim or any license or other right in respect of, any assets of CTC or its Affiliates that are not Purchased Assets (collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets are:
(a)    all Patents of CTC that [***];
(b)    all rights of CTC arising under this Agreement or as a result of the consummation of the transactions contemplated hereby;
(c)    all employees of CTC or its Affiliates;
(d)    all cash and cash equivalents of CTC or its Affiliates;
(e)    all real properties of CTC or its Affiliates, and
(f)    the following originals and copies of those books and records, documents, data and information (in whatever form maintained) of CTC or its Affiliates and the Business: (i) all corporate minute books (and other similar corporate records) and stock records of CTC or its Affiliates; (ii) any books and records relating exclusively to the Excluded Assets; and (iii) any books, records or other materials that CTC (1) is required by Applicable Law to retain, (2) reasonably believes is necessary to enable it to prepare or file Tax Returns, or (3) are prohibited by Applicable Law from delivering to Alto, provided that CTC shall provide copies of such books and records to Alto upon Alto’s written request to the extent permitted by Applicable Law.
For clarity, nothing in this Agreement grants Alto any license or other rights to any intellectual property rights of CTC or its Affiliates other than Acquired IP.
2.3    Assumption of Liabilities. Alto hereby assumes and agrees to pay, perform and discharge all Liabilities arising on or after the Closing that relate to or result from the Purchased Assets, including the development, commercialization or exploitation of the Purchased Assets by or on behalf of Alto (the “Assumed Liabilities”).
2.4    Excluded Liabilities. CTC retains, and is responsible for paying, performing and discharging when due, and Alto does not assume or have any responsibility for, the following Liabilities of CTC and its Affiliates (collectively, the “Excluded Liabilities”): (a) all Liabilities arising prior to the Closing that relate to or result from the Purchased Assets; and (b) all Liabilities relating to or arising out of the Excluded Assets.

ARTICLE 3

CONSIDERATION
3.1    Upfront. In partial consideration for the purchase and sale of the Purchased Assets, Alto shall pay CTC, in accordance with and subject to the terms of this Agreement, one million seven hundred fifty thousand dollars ($1,750,000) in cash (the “Upfront Payment”).
3.2    Milestone Consideration.
(a)    Milestone Payments. In partial consideration for the purchase and sale of the Purchased Assets, Alto shall pay CTC, in accordance with and subject to the terms of this Agreement, the one-time milestone payments set forth below upon the first achievement of each applicable milestone event by a Product (each such milestone, a “Milestone Event”, and each payment in respect thereof, a “Milestone Payment”):

Number	Milestone Event	Milestone Payment
1	[***]	[***]
2	[***]	[***]
3	[***]	[***]
4	[***]	[***]
5	[***]	[***]
6	[***]	[***]
7	[***]	[***]
8	[***]	[***]
9	[***]	[***]
10	[***]	[***]
Total Milestone Payments if all Milestone Events are achieved:		$71,500,000
(b)    Commercially Reasonable Efforts to Achieve Milestone Events. Alto shall use Commercially Reasonable Efforts to achieve each Milestone Event.

(c)    Notice of Achieved Milestone Event. Alto shall notify CTC of the achievement of a Milestone Event within [***] days after the Milestone Event is achieved (“Achievement Notice”). Alto, in its sole discretion, shall determine if the achievement of a Milestone Event constitutes material non-public information that must be publicly disclosed under Applicable Law (“Material Milestone Event”). Solely with respect to any Material Milestone Event, Alto shall send CTC an Achievement Notice concurrently with Alto’s public disclosure of the achievement of the Material Milestone Event.
(d)    Election to Receive Milestone Payments as Common Stock. Solely for Milestone Events numbered 2–10 in the table set forth in Section 3.2(a), subject to the Ownership Limitation (as defined herein) and Applicable Law, CTC may elect, on written notice to Alto within [***] after CTC’s receipt of an Achievement Notice, to receive its Milestone Payment for such Milestone Event as restricted shares of common stock of Alto (the “Stock Election Notice”). The number of shares of Alto Common Stock issuable upon a Stock Election Notice shall be determined by dividing the Milestone Payment by the applicable Alto Stock Price, rounded down to the nearest share. Notwithstanding anything to the contrary in this Agreement, a maximum of 5,387,353 shares of Alto Common Stock may be issued pursuant to this Agreement (representing 19.9% of the outstanding shares of Alto Common Stock as of the Closing Date) (the “Ownership Limitation”).
(e)    Payment of Milestone Payments. Alto shall remit payment of the applicable Milestone Payment to CTC within [***] days after receipt of a Stock Election Notice or, if no such Stock Election Notice is timely received by Alto, within [***] days after CTC’s receipt of an Achievement Notice. For clarity, Alto shall pay CTC applicable Milestone Payments in cash (i) for Milestone Event number 1, (ii) if paying CTC such Milestone Payment shares of Alto Common Stock would mean that the shares issued to CTC in connection with this Agreement would exceed the Ownership Limitation, and (iii) if CTC does not timely deliver a Stock Election Notice to CTC. In no event is Alto obligated to pay more than seventy-one million five hundred thousand dollars ($71,500,000) pursuant to this Section 3.2.
(f)    Skipped Milestone Event. If any Milestone Event numbered [***] set out in Section 3.2(a) is skipped (i.e., any subsequent Milestone Event is satisfied prior to the preceding Milestone Event being satisfied) for any reason, then the Milestone Payment applicable to such skipped Milestone Event shall become payable on the achievement of the next Milestone Event to be achieved, as if both the following Milestone Event and the skipped Milestone Event had been achieved simultaneously. If any Milestone Event numbered [***] set out in Section 3.2(a) is skipped (i.e., any subsequent Milestone Event is satisfied prior to the preceding Milestone Event being satisfied) for any reason, then the Milestone Payment applicable to such skipped Milestone Event shall become payable on the achievement of the next Milestone Event to be achieved, as if both the following Milestone Event and the skipped Milestone Event had been achieved simultaneously. [***].
(g)    [***].
(i)    In the event that the Milestone Event [***] is not achieved by [***], then Alto shall promptly complete one of the following, selected by Alto in its sole discretion: (1) pay CTC [***]; (2) issue CTC a number of restricted shares of Alto Common Stock, [***] by the applicable Alto Stock Price, rounded down to the nearest share, which issuance is creditable against any subsequent payments that become due and payable to CTC, and which issuance is subject to the Ownership Limitation; or (3) transfer all Purchased Asset [***] to CTC for no consideration.
(ii)    In the event that the Milestone Event [***] is not achieved by [***], then Alto shall promptly complete one of the following, selected by Alto in its sole discretion: (1) pay CTC [***]; (2) issue CTC a number of restricted shares of Alto Common Stock, [***] by the applicable Alto Stock Price, rounded down to the nearest share, which issuance is creditable against any subsequent payments that become due and payable to CTC, and which issuance is subject to the Ownership Limitation; or (3) transfer all Purchased Asset [***] to CTC for no consideration.
(iii)    Each of the [***] will be [***] by the [***], including [***]; provided, for clarity, that [***]. Alto shall provide notice and sufficient documentation to CTC of [***].
3.3    Allocation of Purchase Price. Within [***] days after the Closing Date, the Parties shall in good faith agree upon the allocation of the Purchase Price among the Purchased Assets in accordance with the principles of Section 1060 of the Code and IRS regulations thereunder (the “Purchase Price Allocation”). The Parties shall file Forms 8594 consistent with the Purchase Price Allocation, and each Party shall provide the other a copy of its Form 8594 promptly after the filing thereof. Neither Alto nor CTC shall take a position that is inconsistent with the Purchase Price Allocation in any filings, declarations and reports with the IRS, and each of Alto and CTC shall make consistent use of such allocation for all tax purposes.
3.4    Transfer Taxes. Alto shall be solely responsible for, and shall indemnify, defend, and hold harmless CTC for, any transfer, documentary, sales, use, excise, stock transfer, value-added, stamp, recording, registration and other similar taxes, levies and fees (including any penalties, fines and interest), together with any conveyance fees, recording charges and other similar fees and charges, incurred in connection with this Agreement and the Transactions (excluding, for the avoidance of doubt, any withholding or net or gross income Taxes incurred in connection with this Agreement and the Transactions) (collectively, “Transfer Taxes”). Alto and CTC shall cooperate in good faith to minimize, to the extent permissible under Applicable Law, the amount of any Transfer Taxes due with respect to the Transactions.
3.5    Tax Withholding. Notwithstanding anything in this Agreement to the contrary, Alto may deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold from such Person with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of any Applicable Law relating to Taxes; provided, however, that Alto shall (a) provide commercially reasonable notice to the Person prior to such deduction and withholding and (b) afford the Person a reasonable opportunity to provide any additional information, forms or certifications to establish an exemption from, or obtain a reduced rate of, withholding. To the extent that amounts are so withheld and properly remitted by

Alto to the applicable Governmental Authority, such withheld amounts are treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Alto.
3.6    Non-Transferable Right. The right of CTC to receive any amounts with respect to Milestone Payments (a) shall not be evidenced by a certificate or other instrument, (b) shall not be assignable or otherwise transferable by CTC other than (i) pursuant to a court order, (ii) by operation of Applicable Law (including a consolidation or merger), (iii) to an Affiliate, equityholder or creditor of CTC, (iv) as collateral for any loan or (v) without consideration in connection with the dissolution, liquidation or termination of CTC, and (c) does not represent any right other than the right to receive the Milestone Payments pursuant to this Agreement. Any attempted transfer of the right to any amounts with respect to any such payment by any holder thereof (other than as specifically permitted by the immediately preceding sentence) is null and void.
ARTICLE 4

CLOSING
4.1    Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (including the sale and purchase of the Purchased Assets and the assumption of the Assumed Liabilities) (the “Closing”) shall take place contemporaneously with the execution of this Agreement (the “Closing Date”).
4.2    Transaction Expenses. Alto shall reimburse CTC for up to one million two hundred thousand dollars ($1,200,000) for [***] expenses incurred by CTC directly in connection with the Transactions (“Transaction Expenses”). Alto acknowledges that CTC has provided Alto with an invoice detailing the amount of its aggregate Transaction Expenses actually incurred by CTC as of the Closing Date (the “Transaction Expenses Closing Amount”), along with reasonable supporting documentation thereof. [***] after the Closing Date, CTC shall issue Alto with an invoice for any additional Transaction Expenses in excess of the Transaction Expenses Closing Amount (but for clarity, no more than one million two hundred thousand dollars ($1,200,000) total), along with reasonable supporting documentation thereof, and Alto shall pay all undisputed amounts under such invoice within [***] of receipt.
4.3    Deliveries.
(a)    On the [***] following the Closing, Alto shall deliver, or cause to be delivered:
(i)    to CTC, the Upfront Payment as set forth in Section 3.1; and
(ii)    to CTC, an amount equal to the Transaction Expenses Closing Amount in immediately available funds.
(b)    At the Closing, each Party shall duly execute and deliver to the other Party:

(i)    the Assignment and Assumption Agreement; and
(ii)    the Patent Assignment Agreement.

ARTICLE 5

POST-CLOSING OBLIGATIONS
5.1    Development and Commercialization.
(a)    General. After the Closing, Alto is solely responsible for the development, commercialization and exploitation of Compounds and Products, and bears all costs and expenses incurred in connection therewith.
(b)    Alto Diligence. After the Closing and ending on the date no further Milestone Payments may become payable, Alto shall use, and shall cause its Affiliates and sublicensees to use, Commercially Reasonable Efforts (i) to develop and seek Regulatory Approval for the Products in the United States, and (ii) to the extent Regulatory Approval is obtained in the United States, to commercialize Products in the United States.
(c)    Development Plan and Updates. An initial development plan for the achievement of specified clinical development events for the Compound and Products is attached hereto as Exhibit C (the “Development Plan”). Commencing on or before the date that is [***] and thereafter every [***] until, [***] and, [***], Alto shall provide a written report to CTC in reasonable detail regarding the development progress with the Compounds and Products for the previous [***] period and an update to the Development Plan (each such report, an “Update Report”). Promptly following the delivery of each Update Report, the appropriate representatives of Alto responsible for implementing the Development Plan will meet with the scientific leadership team of CTC to discuss the development of the Compounds and [***]. If Alto fails (i) to provide [***] Update Reports within [***] or (ii) fails [***] to meet with the scientific leadership team of CTC within [***] after an Update Report is provided, then such failure shall be considered a material breach of this Agreement; provided, that CTC gives Alto notice of such material breach and Alto has [***] to cure such material breach; provided, further, that it shall not be deemed a material breach if [***]. Notwithstanding the foregoing, such Update Report will not include any patient or clinical trial subject-specific health information or personally identifiable data. The Parties recognize that the Development Plan may be revised in good faith over time, including [***]. All information contained in any Update Report, or conveyed to CTC in any meeting or other communication regarding an Update Report, is the Confidential Information (as defined in the Confidentiality Agreement) of Alto.
5.2    Acquired Know-How Transfer. Within [***] days after the Closing Date, CTC and Alto shall agree in good faith on a transfer plan that outlines certain steps to support the transfer of all existing tangible or recorded embodiments of the Acquired Know-How in the possession or control of CTC or any of its Affiliates to Alto within [***] days after the Effective Date (the “Transfer Plan”). In accordance with the Transfer Plan (including the timelines set forth therein), CTC shall provide to Alto true and complete copies of all Acquired Know-How existing in written, electronic or other recorded form. All Acquired Know-How existing in written, electronic or other recorded form will be provided in the same form as they exist in the possession or control of CTC or any of its Affiliates (e.g., Acquired Know-How existing in written form will be provided to Alto in written form).
5.3    Manufacturing Tech Transfer. Upon Alto’s reasonable written request and at Alto’s expense, CTC shall provide to Alto, its Affiliate or designee, as applicable, all reports, records, cGMP/GXP audit reports, authorizations, certificates, methodologies, raw material specifications, CTC-specific standard operating procedures, standard test methods, and other documentation in CTC’s or its Affiliates possession and control related to the manufacture of Compounds and Products (the “Manufacturing Technology Transfer”). Upon Alto’s request and at Alto’s expense, CTC shall authorize and instruct CTC’s third-party manufacturer (a) to conduct the Manufacturing Technology Transfer to the extent such information and materials are within the possession of such third-party manufacturer and (b) to provide reasonable assistance requested by Alto to enable Alto (or its Affiliate or designated third-party manufacturer, as applicable) to implement the manufacture of the Compounds and Product at the facilities designated by Alto.
5.4    Assignment of Contracts. Notwithstanding anything to the contrary herein, if any Assigned Contract is not capable of being assigned or transferred without the approval or consent of or the counterparty thereto, then (a) this Agreement shall not, in the event such counterparty objects to such assignment or transfer, constitute an assignment or transfer thereof absent such approval or consent, and (b) CTC shall use commercially reasonable efforts to obtain all such approvals and consents necessary to assign and transfer such Assigned Contract to Alto, at Alto’s expense.
5.5    Regulatory Materials. Alto acknowledges and agrees that after transfer to Alto of all Regulatory Materials included in the Purchased Assets, it will have sole responsibility for all regulatory reporting and Regulatory Materials maintenance obligations, including for Product adverse event reporting. Until the transfer of such Regulatory Materials from CTC to Alto is completed, CTC and Alto shall give prompt notice to the other Party upon becoming aware of any Action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority (together with copies of correspondence related thereto), that raises any material concerns regarding the safety or efficacy of a Compound or Product, or indicates or suggests a potential material liability for either Party to Third Parties arising in connection with a Compound or Product.
5.6    IP Prosecution and Enforcement.
(a)    As of the Closing Date, Alto is solely responsible for filing, prosecuting, maintaining, and enforcing the Acquired Patents. CTC shall cooperate with Alto to transfer to Alto, at Alto’s expense, all prosecution and maintenance responsibilities relating to the Acquired Patents, including by: (a) transferring to Alto the existing, complete patent files for the Acquired Patents and communicating to Alto all facts and information then known to CTC comprising or relating thereto, (b) furnishing Alto with copies of, and if reasonably requested by Alto, physical access to the originals of, any documents, electronic records, photographs, models, samples and other tangible materials in CTC’s or its Affiliates’ control that relate directly or indirectly to the Acquired Patents, (c) executing all documents necessary to record with each applicable patent authority the assignment of the Acquired Patents to Alto, and (d) filing all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities in other countries, in each case, with respect to the Acquired Patents, to Alto and to give Alto’s patent counsel power of attorney thereto. Following such transfer, CTC shall provide Alto, at Alto’s request and expense, with any assistance reasonably requested by Alto with respect to the prosecution and maintenance of the Acquired Patents. For clarity, Alto is solely responsible for filing, prosecuting, maintaining, and enforcing Patents claiming the Acquired Know-How.
(b)    Notwithstanding Section 5.6(a), if [***] set forth on Schedule 5.6(b) (a “[***]”), Alto shall notify CTC at least [***] days before any such [***]. Within [***] days after receipt of such notice or, if no notice is provided, no more than [***] days prior to the [***], CTC may notify Alto that [***]. If [***], Alto shall, at Alto’s election, either (i) [***] or (ii) [***]; provided, that Alto [***]. If Alto [***], Alto shall [***] and shall [***].
5.7    [***]. Alto hereby grants CTC an exclusive right of negotiation with respect to a license under the Acquired IP for the development and commercialization of Products for [***] pursuant to the terms of this Section 5.7. Within [***], CTC may present Alto with a proposal for CTC or its proposed sublicensee to develop and commercialize Products for [***], including (a) [***], (b) [***], and (c) [***] (the “[***] Proposal”). If the [***] Proposal involves a proposed sublicensee, the [***] Proposal shall include a letter of intent from the proposed sublicensee. Upon Alto’s timely receipt of a complete [***] Proposal, the Parties shall negotiate in good faith for a period of [***] for the terms of an exclusive license under the Acquired IP for the development and commercialization of Products for [***], including reasonable financial compensation to Alto. For clarity, Alto may grant such license in its reasonable discretion.
5.8    Registration. The Parties shall negotiate, in good faith, a customary registration rights agreement with respect to the shares of Alto Common Stock being delivered to CTC pursuant to this Agreement. Such registration rights agreement shall provide CTC with (i) three S-3 demand registration rights and (ii) piggyback rights with respect to any other registrations of Alto Common Stock, provided that the obligations of Alto pursuant to this Section 5.8 shall terminate on the fifth anniversary of the date the final Milestone Event is achieved.
5.9    Lock-Up. With respect to any shares of Alto Common Stock issued pursuant to Article 3, all such shares of Alto Common Stock shall be subject to the restriction that the ultimate holder and owner of such shares of Alto Common Stock may not make any sale, any short sale of, loan, grant any option for the purchase of, or otherwise assign, pledge, hypothecate or dispose of (collectively, “Transfer”) any such shares for a period of [***] days from the date of issuance of such shares of Alto Common Stock. For purposes of this Agreement, the term “Transfer” shall include the entering into by a holder of Alto Common Stock of any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Alto Common Stock, whether any such swap transaction is to be settled by delivery of Alto Common Stock or other securities, in cash or otherwise.

5.10    Further Assurances. Each of the Parties shall use its reasonable efforts, and shall cooperate with each other Party, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, reasonably appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions.
ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF CTC
CTC hereby represents and warrants to Alto that, except as set forth in the Disclosure Schedules attached hereto as Exhibit D, the following statements are true as of the date hereof.
6.1    Organization; Authority. CTC is a corporation duly organized and validly existing under the laws of Delaware. CTC has the power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by CTC of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of CTC. CTC has duly executed and delivered this Agreement. This Agreement is a legal, valid, and binding obligation of CTC, enforceable against it in accordance with its terms.
6.2    No Conflicts. The execution, delivery, and performance by CTC of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any applicable law, (b) the articles of incorporation or bylaws of CTC, or (c) any contract, agreement, or other instrument to which CTC is a party. No consent or approval is required to be obtained by CTC from any Third Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
6.3    Purchased Assets. CTC owns and has good and marketable title to the Purchased Assets, free and clear of all Encumbrance.
6.4    Compliance With Laws. To CTC’s Knowledge, CTC is, and its Affiliates are, conducting the Business in compliance in all material respects with all material applicable laws applicable to the Business.
6.5    Regulatory Materials. CTC has provided to Alto or made available current, true and complete copies of all Regulatory Materials.
6.6    Litigation. As of the Effective Date, there is no Action pending or, to CTC’s Knowledge, threatened, against CTC or any of its Affiliates before any Governmental Authority that would affect the Purchased Assets in any material respect.

6.7    Intellectual Property.
(a)    CTC has not, and its Affiliates have not, granted any license to any Third Party under any Acquired Patent or Acquired Know-How (except for licenses granted by CTC or its Affiliates in ordinary course of business to contractors to enable such contractors to perform services for CTC or its Affiliates related to the Purchased Assets).
(b)    All Acquired Patents remain pending or in full force and effect and have not expired or been abandoned or cancelled.
(c)    No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Knowledge of CTC, threatened, in which the scope, validity, or enforceability of any Acquired IP is being, has been challenged.
(d)    To the Knowledge of CTC, the conduct of the Business does not infringe, misappropriate or otherwise violate in any Person’s Intellectual Property.
(e)    To the Knowledge of CTC, no Person is currently infringing, misappropriating or otherwise violating any Acquired IP.
(f)    CTC is not, and its Affiliates are not, a party to any agreement pursuant to which CTC or any of its Affiliate settled any action, litigation, suit or other judicial or administrative proceeding, claim, assertion, or threat with respect to Intellectual Property, including settlement agreements, coexistence agreements, and consent agreements.
(g)    CTC has provided or made available to Alto, prior to the Effective Date, true, complete, and correct copies (as of the Effective Date) of all material information known to CTC with respect to the safety and efficacy of the Compounds, and all of the foregoing information and documents provided are true, correct, and complete in all material respects.
(h)    CTC has provided or made available to Alto, prior to the Effective Date, true, complete, and correct copies (as of the Effective Date) of all material information known to CTC with respect to Acquired Patents and Acquired Know-How, and all of the foregoing information and documents provided are true, correct, and complete in all material respects.
6.8    Assigned Contracts. With respect to the Assigned Contracts, (a) CTC has not, and its Affiliates have not, received any written notice of any default or event that (with due notice or lapse of time or both) would constitute a default by CTC or its Affiliates under any Assigned Contract, other than defaults that have been cured or waived in writing or would not reasonably be expected to have a material adverse effect on the Purchased Assets, (b) to CTC’s Knowledge, each Assigned Contract is a legal, valid and binding obligation of CTC or its Affiliates, as applicable, and is in full force and effect, (c) to CTC’s Knowledge, no other party to any Assigned Contract is (with or without the lapse of time or the giving of notice, or both) in material breach of or in material default under any Assigned Contract, and (d) to CTC’s Knowledge, CTC has not, and its Affiliates have not, provided or received any notice of any intention to terminate any Assigned Contract. CTC has made available to Alto true, correct and complete copies of each of the Assigned Contracts, together with all amendments thereto.
6.9    Suppliers. To the Knowledge of CTC, no supplier has or has threatened to stop or decrease the rate of supplying materials, products or services to the Business.
6.10    Sufficiency of Assets. The Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, owned or controlled by CTC or is Affiliates that are necessary to operate the Business and (b) include all of the operating assets of CTC and its Affiliates with respect to the Business.
6.11    Brokers and Finders. CTC has not, directly or indirectly, entered into any agreement with any Person that would obligate CTC to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
6.12    Purchase Entirely for Own Account. The Alto Common Stock will be acquired for investment for CTC’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and CTC has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, CTC further represents that CTC does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any Third Party, with respect to any of the Alto Common Stock. CTC has not been formed for the specific purpose of acquiring the Alto Common Stock. CTC acknowledges that this Agreement is made with CTC in reliance upon the foregoing representations, which by CTC’s execution of this Agreement, CTC hereby confirms.
6.13    Disclosure of Information. CTC has had an opportunity to discuss Alto’s business, management, financial affairs and the terms and conditions of the offering of the Alto Common Stock with Alto’s management and has had an opportunity to review Alto’s facilities.
6.14    Restricted Securities. CTC understands that the shares of Alto Common Stock have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of CTC’s representations as expressed herein. CTC understands that the shares of Alto Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, consequently, CTC may have to bear the risk of owning the shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. CTC acknowledges that Alto has no obligation to register or qualify the Alto Common Stock for resale, except as provided pursuant to the registration rights agreement that Alto and CTC will negotiate pursuant to Section 5.8. CTC further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Alto Common Stock, and on requirements relating to Alto which are outside of CTC’s control, and which Alto is under no obligation and may not be able to satisfy.

6.15    Legends. CTC acknowledges that the Alto Common Stock shall bear legends reflecting appropriate restrictions on transfer as described herein.
6.16    Sophistication; Investigation. CTC has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Alto Common Stock. Alto is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and an “institutional account” within the meaning of Rule 4512 of the Financial Industry Regulatory Authority or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. CTC understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, Alto has independently evaluated the merits and risks of its decision to enter into this Agreement and consummate the transactions contemplated hereby.
6.17    Bad Actor. Neither CTC nor any person or entity with whom CTC will share beneficial ownership of the securities is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act.
6.18    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 6 AND THE RELATED DOCUMENTS, CTC DOES NOT, NOR DO ANY OTHER PERSONS ON BEHALF OF CTC, MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ITSELF, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO ALTO OR ITS REPRESENTATIVES, AND CTC DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY OR ON BEHALF OF CTC OR ANY OTHER PERSON.
ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF ALTO
Alto hereby represents and warrants to CTC that the following statements contained in this ARTICLE 7 are true as of the date hereof.
7.1    Organization; Authority. Alto is a corporation duly organized and validly existing under the laws of the State of Delaware. Alto has the power and authority to execute and deliver this Agreement, to perform fully its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery by Alto of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of Alto. Alto has duly executed and delivered this Agreement. This Agreement is a legal, valid, and binding obligation of Alto, enforceable against it in accordance with its terms.
7.2    No Conflicts. The execution, delivery, and performance by Alto of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (a) any applicable law, (b) the certificate of incorporation or bylaws of Alto, or (c) any contract, agreement, or other instrument to which Alto is a party. No consent or approval is required to be obtained by Alto from any Third Party in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
7.3    Financing. Alto has, and at the Closing will have, (a) sufficient internal funds (without giving effect to any unfunded financing regardless of whether any such financing is committed) available to pay the Purchase Price in accordance with the terms hereof and any other payments required hereunder and any expenses incurred or required to be paid by Alto in connection with the Transactions, and (b) the resources and capabilities (financial and otherwise) to perform its obligations hereunder and under the Related Documents. Alto has not incurred any obligation, commitment, restriction, or Liability of any kind, which would impair or adversely affect such resources and capabilities.
7.4    Litigation. There is no Action pending or, to Alto’s Knowledge, formally threatened against Alto or involving any of its properties or assets that would be reasonably be expected to (a) have a material adverse effect on the ability of Alto to perform its obligations under this Agreement or (b) otherwise prevent, hinder, or delay the consummation of the Transactions.
7.5    Brokers and Finders. None of Alto or its Affiliates have, directly or indirectly, entered into any agreement with any Person that would obligate CTC to pay any commission, brokerage fee or “finder’s fee” in connection with the Transactions.
7.6    Due Diligence Review. Alto acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to CTC and the Purchased Assets and it is entering into the transaction contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by CTC in Article 6, it is not relying upon any representation or warranty of CTC or its Affiliate or any officer, director, employee, agent or advisor of any of them, nor upon the accuracy of any record, projection or statement made available or given to Alto in the performance of such investigation, (b) it has had access to its full satisfaction to CTC and its books and records, contracts, agreements and documents, and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit.
7.7    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 7 AND THE RELATED DOCUMENTS, ALTO DOES NOT, NOR DO ANY OTHER PERSONS ON BEHALF OF ALTO, MAKE ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO ITSELF, THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO ALTO OR ITS REPRESENTATIVES, AND ALTO DISCLAIMS ANY

OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY OR ON BEHALF OF ALTO OR ANY OTHER PERSON.
ARTICLE 8

POST-CLOSING COVENANTS
8.1    Access to Information; Books and Records.
(a)    From and after the Closing, Alto and its Affiliates shall (i) afford CTC and its respective representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records of Alto and the Business shall permit CTC and its respective representatives to examine and copy such books and records to the extent reasonably requested by CTC and (ii) cause its representatives to furnish all information reasonably requested by CTC or its representatives in connection with financial or regulatory reporting, audit, Third Party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 8.1 requires Alto or its Affiliates to furnish to CTC or its representatives any material that is (1) subject to privilege or which may not be disclosed pursuant to Applicable Law or (2) not related to the Purchased Assets or the Business.
(b)    From and after the Closing, at Alto’s expense, CTC and its Affiliates shall (i) afford Alto and its representatives reasonable access, during normal business hours, upon reasonable advance notice and under reasonable circumstances, to the books and records and personnel of CTC and shall permit Alto and its representatives to examine and copy such books and records to the extent reasonably requested by such Party and (ii) cause their representatives to furnish all information owned or controlled by CTC that is reasonably accessible and reasonably requested by Alto or its representatives in connection with financial or regulatory reporting, audit, Third Party litigation, preparing or filing of any Tax Return or the defense of any Tax claim or assessment or any other business purpose; provided, however, that nothing in this Section 8.1 requires CTC or its Affiliates to furnish to Alto or its representatives any material that is subject to privilege or which may not be disclosed pursuant to Applicable Law. CTC shall, and shall cause its Affiliates to, provide Alto with at least [***] prior written notice before destroying, altering or otherwise disposing any such books and records, following which notice, Alto may elect to take possession, at its own expense, of such books and records.
8.2    Confidentiality. The Parties acknowledge that Alto and CTC have previously executed the Confidentiality Agreement which shall continue in full force and effect in accordance with its terms, subject to the remainder of this Section 8.2. Each of CTC and Alto agree to keep the terms of this Agreement confidential, except (a) to the extent required by applicable law (including securities regulations) or for financial reporting purposes and except that the Parties may disclose such terms to their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to or are bound by contract to keep the terms of this Agreement confidential) and (b) that Alto may disclose this Agreement to Alto’s current and potential investors, acquirers, merger partners, development or commercial partners, or sublicensees, provided such current and potential investors, acquirers, merger partners, development or commercial partners, or sublicensees of have signed an agreement that imposes obligations of confidentiality and nonuse that are substantially similar to those imposed on Alto hereunder. For clarity and notwithstanding anything to the contrary in the Confidentiality Agreement, as of and after the Closing Date (i) the Purchased Assets, including the Acquired Know-How, are the Confidential Information of Alto (the “Transferred Confidential Information”), (ii) Alto is deemed the Disclosing Party (as defined in the Confidentiality Agreement) and CTC is deemed the Receiving Party (as defined in the Confidentiality Agreement) solely with respect to the Transferred Confidential Information, and (iii) CTC’s obligations under the Confidentiality Agreement will continue in full force and effect with respect to such Transferred Confidential Information until the date when such Transferred Confidential Information falls into one of the exceptions stated in Section 7 of the Confidentiality Agreement.
8.3    Public Disclosure. The Parties shall issue a joint press release promptly after the Closing Date and substantially in the form set forth on Schedule 8.3. Following such initial press release, neither CTC nor Alto shall issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, except as required by applicable law, regulation, or securities exchange listing agreement. For clarity, and notwithstanding anything to the contrary herein, (a) Alto may freely disclose its own Confidential Information and (b) neither Party is required to seek the permission of the other Party to repeat any information that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 8.3, provided such information remains accurate as of such time.
ARTICLE 9

INDEMNIFICATION
9.1    By Alto. Alto shall indemnify and hold harmless CTC, its Affiliates and their respective officers, directors, employees and agents harmless from and against any all Claims directed against them arising or resulting from (a) the development, commercialization or exploitation of the Purchased Assets by or on behalf of Alto after the Closing Date, (b) any breach or inaccuracy of any representation or warranty of Alto in this Agreement or the Related Documents, (c) any breach of or failure to perform any covenant, agreement, or obligation of Alto in this Agreement or in any Related Document, and (d) the Assumed Liabilities.
9.2    By CTC. CTC shall indemnify and hold harmless Alto, its Affiliates and their respective officers, directors, employees and agents harmless from and against any all Claims directed against them arising or resulting from (a) the development, commercialization or exploitation of the Purchased Assets by or on behalf of CTC or any of its Affiliates before the Closing Date, (b) any breach or inaccuracy of any representation or warranty of CTC in this Agreement or the Related Documents, (c) any breach of or failure to perform any covenant, agreement, or obligation of CTC in this Agreement or in any Related Document, and (d) the Excluded Liabilities.

9.3    Procedures. The Party seeking indemnification (the “Indemnitee”) shall notify the other Party (the “Indemnitor”) of any Claim that Indemnitee seeks indemnification under this Article 9 as soon as reasonably practicable after receiving notice of the Claim. Indemnitor may assume the defense of any such Claim for which it is obligated to indemnify Indemnitee. Indemnitee shall reasonably cooperate with Indemnitor in connection with the defense of such Claim, as Indemnitor may reasonably request, and at Indemnitor’s cost and expense. Indemnitee may participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by Indemnitor. Indemnitor must obtain the prior written consent of Indemnitee (which shall not be unreasonably withheld, conditioned, or delayed) prior to entering into any settlement of such Claim, unless the proposed settlement involves only the payment of money damages and does not impose an injunction or other restriction on Indemnitee. Indemnitee shall not settle any Claim that Indemnitee seeks indemnification under Section 9.1 or Section 9.2 without the prior written consent of Indemnitor (which shall not be unreasonably withheld, conditioned, or delayed).
9.4    Limitation of Liability. EXCEPT FOR INDEMNIFICATION OBLIGATION UNDER SECTION 9.1 AND DAMAGES AVAILABLE FOR BREACH OF CONFIDENTIALITY, NEITHER PARTY IS LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE AGGREGATE LIABILITY OF CTC IN CONNECTION WITH THIS AGREEMENT SHALL IN NO EVENT EXCEED THE AMOUNTS ACTUALLY RECEIVED BY CTC PURSUANT TO THIS AGREEMENT.
9.5    Survival. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.
ARTICLE 10

GENERAL PROVISIONS
10.1    Notices. All notices and other communications hereunder must be in writing and are deemed given (a) on the date of delivery, if delivered personally or by commercial delivery service or mailed by registered or certified mail (return receipt requested) or (b) on the date of confirmation of receipt (or the next Business Day, if the date of confirmation of receipt is not a Business Day), if sent via email (with confirmation of receipt) to the Parties at the following address (or at such other address for a Party as is specified by like notice):

If to CTC: Chase Therapeutics Corporation 1825 K Street NW Suite 520 Washington, DC 20006 Attention: [***] Email: [***]	If to Alto: Alto Neuroscience, Inc. 650 Castro Street Suite 450 Mountain View, CA, 94022 Attention: [***] Email: [***]
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
7900 Tysons One Place, Suite 500
Tysons, VA 22102
Attention: [***]
Email: [***]

Brain Trust Accelerator Fund II, L.P.
800 Airport Blvd. Suite 508
Burlingame, CA 94010
Attention: [***]
Email: [***]
with a copy (which shall not constitute notice) to: Cooley LLP 55 Hudson Yards New York, NY 10001 Attention: [***] Email: [***]

10.2    Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto and the schedules hereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. In the event of a conflict between this Agreement and the Related Documents, this Agreement controls.
10.3    Assignment. Except as provided in Section 3.6, neither this Agreement nor any rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent is null and void. Notwithstanding the foregoing, either Party may assign this Agreement in its entirety without consent of the other Party to such assigning Party’s Affiliate or successor in interest to all or substantially all of its business or assets to which this Agreement relates, provided such assignee agrees in writing to assume such assigning Party’s obligations under this Agreement. Subject to the foregoing, this Agreement is binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
10.4    Non-Competition. Subject to the last sentence of this Section 10.4, during the period commencing on the Closing Date and ending [***], CTC and its Affiliates agrees that, without the prior written consent of Alto, it shall not (and shall not take any steps toward or preparations in respect of), directly or indirectly, either for itself or for any other Person, engage in the research, development, manufacture, commercialization or other exploitation of a product, device, or service with respect [***] in the United States (whether as a provider or developer of products or services or as an owner, investor, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), other than pursuant to relationships with Alto or any of its Affiliates. Notwithstanding anything the contrary in this Section 10.4, CTC and/or its Affiliates may (a) [***], (b) [***] and (c) [***].
10.5    Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement continues in full force and effect and shall be interpreted so as reasonably to effect the intent of the Parties. The Parties shall use reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.6    Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party are cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement is a waiver by any Party of any right to specific performance or injunctive relief.
10.7    Governing Law, Jurisdiction and Venue. This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located within the State of New York, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding will be heard and determined in such a New York State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute.
10.8    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
10.9    Costs and Expenses. Except as set forth in Section 4.2, each Party shall bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel, accountants and other advisors.
10.10    Independent Contractors. The relationship between CTC and Alto under this Agreement is that of independent contractors. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the Parties. No Party is, by virtue of this Agreement, authorized as an agent, employee or legal representative of any other Party, and no Party will hold itself out as having any authority or relationship in contravention of this Section 10.10.
10.11    Amendment; Waiver. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver is effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver, delay or the failure of any Party to enforce or exercise any term, condition or part of this Agreement at any time or in any one or more instances is not a waiver of the same or any other term, condition or part. No single or partial exercise of any right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
10.12    Waiver of Rules of Construction. The Parties have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each schedule and each exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document are construed against the Party drafting such agreement or document.
10.13    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered is deemed to have been duly and validly delivered and be valid and effective for all purposes.
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In Witness Whereof, the Parties hereto have caused this Agreement to be duly executed as of the date first written above.

Alto Neuroscience, Inc.	Chase Therapeutics Corporation
By:/s/ Amit Etkin Name: Amit Etkin Title: Founder, President and CEO	By:/s/ Thomas Chase Name: Dr. Thomas Chase Title: Chief Executive Officer

Signature Page to Asset Purchase Agreement

319902521 v1

Exhibit A
Assignment And Assumption Agreement
This Assignment and Assumption Agreement (this “Agreement”) is made and entered into as of May 31, 2025 is entered into by and between Alto Neuroscience, Inc., with office at 650 Castro St., Suite 450, Mountain View, CA, 94022, United States (“Alto”) and Chase Therapeutics Corporation with office at 1825 K Street NW, Suite 520, Washington, DC 20006 (“CTC”). CTC and Alto may be individually referred to herein as a “Party” and collectively as the “Parties”.
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the APA (as defined hereinafter).
RECITALS
WHEREAS, on even date herewith, the Parties have entered into that certain Asset Purchase Agreement (the “APA”), pursuant to which CTC has agreed to sell to Alto, and Alto has agreed to purchase from CTC, certain Purchased Assets, including certain contracts; and
WHEREAS, in accordance with the terms of the APA, the Parties have agreed to enter into this Agreement to effect the sale, transfer, conveyance, assignment and delivery of such contracts from CTC to Alto, and the acceptance and assumption thereof by Alto.
NOW, THEREFORE, in consideration of these premises, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed that:
1.    Assigned Contracts. CTC hereby assigns to Alto all of its rights and obligations under the contracts set forth on Schedule A to this Agreement (the “Assigned Contracts”), and Alto hereby assumes all of the rights and obligations of CTC under the Assigned Contracts and assumes all of the liability arising from the Assigned Contracts. CTC hereby grants, sells, conveys, transfers, sets over, delivers and assigns unto the Alto, its successors and assigns, all of CTC’s rights, privileges, interest and duties in and to the Assigned Contracts, and Alto hereby assumes and agrees to pay, perform, or otherwise satisfy the Assigned Contracts.
2.    Successors and Assigns. This Agreement is binding upon CTC and Alto, and their respective successors and assigns. The terms and conditions of this Agreement survive the consummation of the transfers provided for herein.
3.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.
4.    Purchase Agreement Controls. This Agreement is provided pursuant to the APA, to which reference is made for a further statement of the rights and obligations of CTC and Alto with respect to the Assigned Contracts and other Purchased Assets. Nothing contained in this Agreement shall be deemed to modify, supersede, enlarge, limit or affect the rights of CTC or Alto under the APA. If any provision of this Agreement is inconsistent or conflicts with the APA, the APA controls.
5.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered is deemed to have been duly and validly delivered and be valid and effective for all purposes.
IN WITNESS WHEREOF, the Parties have executed this Assignment and Assumption Agreement as of the date first above written above.

Alto Neuroscience, Inc.	Chase Therapeutics Corporation
By:/s/ Amit Etkin Name: Amit Etkin Title: Founder, President and CEO	By:/s/ Thomas Chase Name: Dr. Thomas Chase Title: Chief Executive Officer

Schedule A to Assignment And Assumption Agreement
Assigned Contracts

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Exhibit B
Form of Patent Assignment Agreement
This Patent Assignment Agreement (this “Agreement”) is made and entered into as of May 31, 2025 is entered into by and between Alto Neuroscience, Inc., with office at 650 Castro St., Suite 450, Mountain View, CA, 94022, United States (“Alto”) and Chase Therapeutics Corporation with office at 1825 K Street NW, Suite 520, Washington, DC 20006 (“CTC”). CTC and Alto may be individually referred to herein as a “Party” and collectively as the “Parties”.
Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the APA (as defined hereinafter).
RECITALS
WHEREAS, on even date herewith, the Parties have entered into that certain Asset Purchase Agreement (the “APA”), pursuant to which CTC has agreed to sell to Alto, and Alto has agreed to purchase from CTC, certain Purchased Assets, including certain patents; and
WHEREAS, in accordance with the terms of the APA, the Parties have agreed to enter into this Agreement to effect the sale, transfer, conveyance, assignment and delivery of such patents from CTC to Alto, and the acceptance thereof by Alto.
NOW, THEREFORE, in consideration of these premises, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, it is agreed that:
1.    Patent Assignment. CTC hereby irrevocably sells, transfers, conveys, assigns and delivers to Alto all right, title and interest in and to the patents set forth in Schedule A attached hereto (including all applications and registrations for the foregoing, and the right to claim priority to the same) (the “Acquired Patents”) in all countries and jurisdictions worldwide, together with the right (whether at law, in equity, by contract or otherwise) to enjoy or otherwise exploit the Acquired Patents, including the rights to sue for and remedies against past, present and future infringements of any Acquired Patents, rights of priority and protection of interests therein under the laws of any country or jurisdiction worldwide, and the right to enjoy all of the monetary benefits obtained as a result of any litigation, the same to be held and enjoyed by Alto, its successors and permitted assigns, as fully and entirely as the same would have been held and enjoyed by CTC had this assignment not been made.
2.    Recordation. Alto may, at its own cost and expense, (a) record the assignment of the Acquired Patents at any patent office, including the United States Patent and Trademark Office, and (b) update the assignee and owner information with any applicable governmental entity or registrar to record and/or acknowledge Alto as the assignee and owner of the Acquired Patents.
3.    Information and Assistance. Following the date hereof, upon Alto’s reasonable request and at Alto’s cost and expense, CTC shall take such reasonable actions, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, reasonably necessary or required by law to consummate and make fully effective the assignment of the Acquired Patents.
4.    Successors and Assigns. This Agreement shall be binding upon CTC and Alto, and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the transfers provided for herein.
5.    Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.
6.    Purchase Agreement Controls. This Agreement is provided pursuant to the APA, to which reference is made for a further statement of the rights and obligations of CTCs and Alto with respect to the Acquired Patents and other Purchased Assets. Nothing contained in this Agreement shall be deemed to modify, supersede, enlarge, limit or affect the rights of CTC or Alto under the APA. If any provision of this Agreement is inconsistent or conflicts with the APA, the APA shall control.
7.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered is deemed to have been duly and validly delivered and be valid and effective for all purposes.
IN WITNESS WHEREOF, the Parties have executed this Patent Assignment Agreement as of the date first above written above.

Alto Neuroscience, Inc.	Chase Therapeutics Corporation
By:/s/ Amit Etkin Name: Amit Etkin Title: Founder, President and CEO	By:/s/ Thomas Chase Name: Dr. Thomas Chase Title: Chief Executive Officer

Schedule A to Form of Patent Assignment Agreement
Acquired Patents
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Exhibit C
Development Plan

[***]

Exhibit D
Disclosure Schedules
[***]

Schedule 413
CTC-413
[***]

Schedule 501
CTC-501

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Schedule 611
CTC-611

[***]

Schedule 2.1(a)
Acquired Patents
[***]

Schedule 2.1(b)
Acquired Know-How

[***]

Schedule 2.1(d)
Acquired Contracts

[***]

Schedule 5.6(b)
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Schedule 8.3
Joint Press Release